SCHEDULE OF COMPUTATION OF PERFORMANCE ADVERTISING QUOTATIONS

     Set forth below are representative calculations of each type of total return performance quotation included in the Statement of Additional Information of American Century Capital Portfolios, Inc.

          1. AVERAGE ANNUAL TOTAL RETURN. The average one-year annual total return of American Century Real Estate for the fiscal year ended October 31, 1997, as quoted in the Statement of Additional Information, was 40.69%.

     This return was calculated as follows:
                        n
                  P(1+T)   = ERV

     where,

       P = a hypothetical initial payment of $1,000
       T = average annual total return
       n = number of years
     ERV = ending redeemable value of the hypothetical $1,000 payment at the end of the period.

     Applying the actual return figures of the fund for the one year period ended October 31, 1997:

                       1
     1,000 (1 + 40.69%)   = $1,406.90

                      1
     T =    (1,406.90)
           ------------  -  1
              1,000

     T = 40.69%


          2. CUMULATIVE TOTAL RETURN. The cumulative total return of American Century Real Estate from September 21, 1995 (inception) to October 31, 1997 as quoted in the Statement of Additional Information, was 78.08%

     This return was calculated as follows:

             (ERV - P)
         C = ---------
                 P

     where,

       C = cumulative total return
       P = a hypothetical initial payment of $1,000
     ERV = ending redeemable value of the hypothetical $1,000 payment at the end of the period.

     Applying the actual return figures of the fund for the period September 21, 1995 through October 31, 1997.

           (1,780.80-1,000)
     C =    --------------
               1,000

     C = 78.08%